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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)



                                 MarineMax, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   567908 10 8
                             -----------------------
                                 (CUSIP Number)

                                November 4, 2003
              -----------------------------------------------------
              Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G
-------------------------
CUSIP No.   567908 10 8
-------------------------

----------- --------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS:   Richard R. Bassett
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [  ]
                                                                      (b) [  ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------------------------- --------- ----------------------------------------
                                 5      SOLE VOTING POWER

         NUMBER OF                      -0-
           SHARES             --------------------------------------------------
        BENEFICIALLY             6      SHARED VOTING POWER
          OWNED BY
            EACH                        -0-
         REPORTING            --------- ----------------------------------------
           PERSON                7      SOLE DISPOSITIVE POWER
           WITH:
                                        -0-
                              --------- ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        -0-
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            -0-
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------



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Item 1(a).        Name of Issuer:

                  MarineMax, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  18167 U.S. Highway 19 North
                  Suite 499
                  Clearwater, Florida 33764

Item 2(a).        Name of Person Filing:

                  Richard R. Bassett

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  2291 N.E. 44th Street
                  Lighthouse Point, Florida 33064

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  567908 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership:

         (a)      Amount Beneficially Owned: -0-



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         (b)      Percent of Class: -0-

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct to vote               -0-

                  (ii) shared power to vote or to direct the vote           -0-

                  (iii) sole power to dispose or to direct the
                           disposition of                                   -0-

                  (iv) shared power to dispose or to direct
                           disposition of                                   -0-


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.           Notice of Dissolution of Group:

                  Not applicable.



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Item 10.          Certification:

                  Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 21, 2003                 /s/ Richard R. Bassett
                                          -------------------------------------
                                              Richard R. Bassett





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